Exhibit 99.1

May 1, 2013

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

•	Consolidated revenue of $186.2 million
•	Adjusted EBITDA of $58.6 million
•	Net income of $3.2 million or $0.08 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its first quarter 2013 results with revenues increasing to $186.2 million over revenues of $171.9 million in the first quarter of 2012, an increase of $14.3 million or 8.3 percent. Adjusted EBITDA increased $3.8 million or 7.0 percent over the first quarter of 2012 EBITDA of $54.8 million.

GCI’s first quarter 2013 net income totaled $3.2 million or earnings per diluted share of $0.08 and compares to net income of $1.4 million or earnings per diluted share of $0.03 for the first quarter of 2012.

First quarter of 2013 revenues increased $2.5 million or 1.4 percent over revenues of $183.7 million in the fourth quarter of 2012. Adjusted EBITDA increased $5.5 million or 10.4 percent over adjusted EBITDA of $53.1 million in the fourth quarter of 2012.

“GCI had a good first quarter,” said Ron Duncan, GCI president. “Typically the first quarter is the slowest one of the year. We are off to a good start and I am pleased with both the customer metrics and financial performance.”

“Yesterday we completed the refinancing of our senior credit facility, taking another step in satisfying the remaining conditions to close the AWN transaction.”

        The AWN transaction is expected to close once all requisite regulatory approvals are received. The timing of such closing during the quarter will impact GCI’s 2013 results. GCI will issue guidance on consolidated revenues, EBITDA and AWN’s expected preferred distributions for 2013 after the AWN transaction has been approved and completed.

Highlights
•
Managed broadband revenues for the first quarter of 2013 totaled $28.0 million, an increase of $3.5 million or 14.1 percent over the first quarter of 2012 and a decrease of $0.5 million on a sequential basis. The year-over-year growth is due to continuing investment in terrestrial broadband facilities in rural Alaska and success in acquiring additional telemedicine and distance learning customers.

•
GCI repurchased 764,380 shares of its Class A common stock in the first quarter of 2013 at an average price per share of $8.64. GCI is authorized to repurchase $99.7 million of its shares depending on company performance, market conditions, liquidity, and subject to board oversight. At the end of the first quarter of 2013, GCI had approximately 41.5 million shares outstanding.

•
GCI received payment of $2.0 million for IRU capacity sold to a large carrier customer in the first quarter of 2013. The IRU sale is treated as deferred revenue and will be recognized into income over the expected life of the capacity.

•
GCI had 130,400 consumer and commercial cable modem customers at the end of the first quarter of 2013, an increase of 8,400 over the end of the first quarter of 2012 and an increase of 1,500 on a sequential basis. Average monthly revenue per cable modem for the first quarter of 2013 was $66.53, an increase of $5.05 over $61.48 posted for the prior year and $0.76 over $65.77 reported for the fourth quarter of 2012.

•
On April 30, 2013, GCI Holdings, Inc., a wholly owned subsidiary of GCI, closed on a $390 million senior secured credit facility with Credit Agricole Corporate and Investment Bank, as administrative agent, Union Bank, N.A., as syndication agent, and SunTrust Bank as documentation agent, and as co-lead arrangers and joint book runners. The pro-rata bank facility provides up to $240.0 million of delayed draw term loans and a $150.0 million revolving credit facility. The interest rate under the loan agreement is LIBOR plus a margin of 2 percent to 3 percent dependent upon the total leverage ratio. The facility will mature on April 30, 2018.

•
In part, in anticipation of closing the AWN transaction, we have changed our segment reporting methodology. Effective the first of this year, we are now organized in two segments, including wireless and wireline. The wireless segment’s revenue is derived from wholesale wireless services, which includes revenue that was previously reported in the historical consumer, network access, and commercial segments. The wireline segment’s revenue is from all of our other services and products and includes three major customer groups: consumer, business services and managed broadband. The consumer customer group includes the historical consumer segment, the business services customer group includes the historical commercial and network access segments, and the managed broadband customer group includes the historical managed broadband and regulated operations segments. The comparative figures for 2012 have been recast to be consistent with the new segment presentation.

Wireless
Wireless revenues of $33.8 million, for the first quarter of 2013, increased $4.4 million or 14.9 percent when compared to the prior year quarter and $1.2 million or 3.5 percent on a sequential basis. The increase is primarily due to increases in roaming revenue and retail non-Lifeline wireless subscribers. GCI served 141,600 wireless subscribers at the end of the first quarter 2013.

GCI served 108,900 postpaid and pre-paid non-Lifeline wireless subscribers at the end of the first quarter of 2013, an increase of 10,300 over the end of the prior year quarter and an increase of 1,300 wireless customers sequentially.

      GCI served 32,700 Lifeline customers at the end of the first quarter of 2013, a decrease of 8,700 when compared to the prior year quarter and an increase of 300 on a sequential basis.

Wireline - Consumer
Consumer revenues of $68.1 million for the first quarter of 2013 increased 2.0 percent over the first quarter of 2012 and were steady with the fourth quarter of 2012. An increase in data and wireless revenues offset the decreases in voice and video revenues when compared to the first quarter of 2012.

Consumer voice revenues of $9.5 million decreased $1.7 million when compared to the prior year quarter and were steady with the fourth quarter of 2012 as customers continue to abandon wireline service and shift to wireless. Consumer local access lines in service at the end of the first quarter of 2013 totaled 68,000, a decrease of 8,100 lines from the first quarter of 2012 and 1,700 lines from the fourth quarter of 2012.

Consumer video revenues of $28.0 million decreased $1.1 million from the first quarter of 2012 and $0.7 million from the fourth quarter of 2012. The decrease is primarily due to a decline in basic video subscribers. Consumer basic video subscribers totaled 122,000 at the end of the first quarter of 2013, a decrease of 2,200 subscribers from the first quarter of 2012 and 300 subscribers from the fourth quarter of 2012. GCI has had a steady increase in the number of customers who subscribe only to cable modem service. These customers may be purchasing video programming from other sources including over-the-top providers such as Netflix and Hulu.

Consumer data revenues of $24.1 million increased $3.6 million or 17.6 percent over the first quarter of 2012 and $0.9 million or 4.1 percent over the fourth quarter of 2012. The increase in consumer data revenues is due to an increase in cable modem customers and increasing monthly usage. GCI added 6,300 consumer cable modem customers over the first quarter of 2012 and cable modem customer counts increased by 1,400 on a sequential basis.

Consumer wireless revenues of $6.5 million increased $0.5 million or 8.3 percent from the first quarter of 2012. Wireless revenues decreased $0.5 million when compared to the fourth quarter of 2012.

Wireline - Business Services
Business services revenues of $56.3 million increased $5.1 million or 10.1 percent over the first quarter of 2012 and $2.2 million or 4.1 percent sequentially.

Voice revenues of $12.3 million were steady with the first quarter of 2012 and increased $0.8 million or 6.7 percent sequentially.

Commercial data service revenues were $40.1 million in the first quarter of 2013, an increase of $5.0 million over the first quarter of 2012 and an increase of $1.7 million over the fourth quarter of 2012. Commercial data service revenues include both transport charges for data circuits, professional services which are time and materials charges for GCI on-site support of customer operations and data center revenues. As summarized in the table below, data transport charges of $23.6 million decreased by $1.2 million as compared to the first quarter of 2012, time and material charges for support activities increased by $6.1 million to $16.2 million and data center revenues increased by $0.1 million over the first quarter of 2012.

Millions $	Q1 2013	Q1 2012	Q4 2012
Data Transport Charges	$23.6	$24.8	$24.3
Professional Services	16.2	10.1	13.8
Data Center Revenues	0.3	0.2	0.3
Total Data Revenues	$40.1	$35.1	$38.4

Wireline - Managed Broadband
           Managed broadband revenues for the first quarter of 2013 totaled $28.0 million, an increase of $3.5 million or 14.1 percent over the first quarter of 2012 and a decrease of $0.5 million on a sequential basis. The year-over-year growth is due to continuing investment in terrestrial broadband facilities in rural Alaska and success in acquiring additional telemedicine and distance learning customers. GCI will complete the extension of its terrestrial broadband network to Nome by the end of this year and to Kotzebue by the end of 2014. The sequential decrease in revenues is due to fewer product sales in the first quarter of 2013.

Other Items
SG&A expenses for the first quarter of 2013 totaled $64.5 million, an increase of $1.5 million or 2.5 percent as compared to $63.0 million for the first quarter of 2012. The increase is due to labor and related benefits and contract labor related to non-capitalizable network projects for our ConnectMD and SchoolAccess customers. As a percentage of revenues, SG&A expenses decreased to 34.7 percent in the first quarter of 2013 as compared to 36.6 percent in the prior year quarter.

GCI’s first quarter 2013 capital expenditures totaled $29.3 million as compared to $26.6 million in the first quarter of 2012.

GCI will hold a conference call to discuss the quarter’s results on Thursday, May 2, 2013 beginning at 2 p.m. (Eastern). To access the briefing on May 2, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 800-475-0222 (International callers should dial 1-517-308-9186) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-967-7626, access code 7461 (International callers should dial 1-203-369-3097).

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides broadband data services, video, and voice, passes 78 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s TERRA-Southwest fiber/microwave system links 65 communities in the Bristol Bay and Yukon-Kuskokwim Delta to Anchorage bringing terrestrial broadband Internet access to the region for the first time. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s statewide mobile wireless network seamlessly links urban and rural Alaska.

           A pioneer in bundled services, GCI is the top provider of data, video and voice services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	March 31,	December 31,
Assets	2013	2012

Current assets:
Cash and cash equivalents	$30,773	24,491

Receivables	163,999	150,436
Less allowance for doubtful receivables	2,890	3,215
Net receivables	161,109	147,221

Deferred income taxes	12,897	12,897
Prepaid expenses	10,720	8,441
Inventories	12,688	12,098
Other current assets	1,162	1,678
Total current assets	229,349	206,826

Property and equipment in service, net of depreciation	855,883	838,247
Construction in progress	73,514	94,418
Net property and equipment	929,397	932,665

Cable certificates	191,635	191,635
Goodwill	77,294	77,294
Wireless licenses	25,967	25,967
Restricted cash	26,766	30,933
Other intangible assets, net of amortization	15,939	16,560
Deferred loan and senior notes costs, net of amortization	10,774	11,189
Other assets	13,185	13,453
Total other assets	361,560	367,031
Total assets	$1,520,306	1,506,522

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	March 31,	December 31,
Liabilities and Stockholders' Equity	2013	2012

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$8,092	7,923
Accounts payable	37,868	52,384
Deferred revenue	25,543	25,218
Accrued payroll and payroll related obligations	20,684	19,440
Accrued interest	21,508	6,786
Accrued liabilities	15,288	15,242
Subscriber deposits	1,482	1,366
Total current liabilities	130,465	128,359

Long-term debt, net	885,270	875,123
Obligations under capital leases, excluding current maturities	71,143	72,725
Obligation under capital lease due to related party, excluding current maturity	1,889	1,892
Deferred income taxes	126,690	123,661
Long-term deferred revenue	91,078	89,815
Other liabilities	25,675	25,511
Total liabilities	1,332,210	1,317,086

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 38,396 and 38,534 shares at March 31, 2013 and December 31, 2012, respectively; outstanding 38,297 and 38,357 shares at March 31, 2013 and December 31, 2012, respectively	16,598	22,703
Class B. Authorized 10,000 shares; issued and outstanding 3,167 and 3,169 shares at March 31, 2013 and December 31, 2012, respectively; convertible on a share-per-share basis into Class A common stock	2,675	2,676
Less cost of 99 and 177 Class A common shares held in treasury at March 31, 2013 and December 31, 2012, respectively	(906)	(1,617)
Paid-in capital	26,760	25,832
Retained earnings	110,828	107,584
Total General Communication, Inc. stockholders' equity	155,955	157,178
Non-controlling interests	32,141	32,258
Total stockholders' equity	188,096	189,436

Total liabilities and stockholders' equity	$1,520,306	1,506,522

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands, except per share amounts)	2013	2012

Revenues	$186,216	171,907

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	64,610	56,860
Selling, general and administrative expenses	64,547	62,982
Depreciation and amortization expense	33,999	32,380
Operating income	23,060	19,685

Other expense:
Interest expense (including amortization of deferred loan fees)	(16,904)	(17,155)
Other	-	(129)
Other expense	(16,904)	(17,284)

Income before income tax expense	6,156	2,401
Income tax expense	3,029	1,149

Net income	3,127	1,252
Net loss attributable to non-controlling interests	117	177

Net income attributable to General Communication, Inc.	$3,244	1,429

Basic net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.08	0.03
Basic net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.08	0.03
Diluted net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.08	0.03
Diluted net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.08	0.03
Common shares used to calculate Class A basic EPS	38,264	38,741
Common shares used to calculate Class A diluted EPS	41,695	42,342

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2013						First Quarter 2012
		Wireline Segment						Wireline Segment
	Wireless		Business	Managed			Wireless		Business	Managed
	Segment	Consumer	Services	Broadband	Sub-total	Total	Segment	Consumer	Services	Broadband	Sub-total	Total
Revenues
Wireless	$33,837	6,546	679	-	7,225	41,062	$29,444	6,046	663	-	6,709	36,153
Data	-	24,056	40,136	22,680	86,872	86,872	-	20,449	35,133	19,029	74,611	74,611
Video	-	27,961	3,125	-	31,086	31,086	-	29,022	3,120	-	32,142	32,142
Voice	-	9,530	12,327	5,339	27,196	27,196	-	11,260	12,204	5,537	29,001	29,001
Total	33,837	68,093	56,267	28,019	152,379	186,216	29,444	66,777	51,120	24,566	142,463	171,907

Cost of goods sold	14,412	20,190	24,536	5,472	50,198	64,610	12,571	18,490	19,280	6,519	44,289	56,860

Contribution	19,425	47,903	31,731	22,547	102,181	121,606	16,873	48,287	31,840	18,047	98,174	115,047

Less SG&A	4,417	31,306	16,083	12,741	60,130	64,547	3,864	33,687	16,593	8,838	59,118	62,982
Less Other expense	-	-	-	(4)	(4)	(4)	-	-	-	131	131	131
EBITDA	15,008	16,597	15,648	9,810	42,055	57,063	13,009	14,600	15,247	9,078	38,925	51,934

Add share-based compensation	104	514	407	234	1,155	1,259	-	884	612	234	1,730	1,730
Add accretion	77	24	16	10	50	127	64	69	42	13	124	188
Add loss from noncontrolling interests	-	-	-	200	200	200	-	-	-	177	177	177
Add non-cash contribution	-	-	-	-	-	-	-	444	271	85	800	800
Adjusted EBITDA	$15,189	17,135	16,071	10,254	43,460	58,649	$13,073	15,997	16,172	9,587	41,756	54,829

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2013						Fourth Quarter 2012
		Wireline Segment						Wireline Segment
	Wireless		Business	Managed			Wireless		Business	Managed
	Segment	Consumer	Services	Broadband	Sub-total	Total	Segment	Consumer	Services	Broadband	Sub-total	Total
Revenues
Wireless	$33,837	6,546	679	-	7,225	41,062	$32,679	7,075	739	-	7,814	40,493
Data	-	24,056	40,136	22,680	86,872	86,872	-	23,115	38,407	23,131	84,653	84,653
Video	-	27,961	3,125	-	31,086	31,086	-	28,656	3,343	-	31,999	31,999
Voice	-	9,530	12,327	5,339	27,196	27,196	-	9,613	11,558	5,360	26,531	26,531
Total	33,837	68,093	56,267	28,019	152,379	186,216	32,679	68,459	54,047	28,491	150,997	183,676

Cost of goods sold	14,412	20,190	24,536	5,472	50,198	64,610	16,933	22,102	22,096	8,683	52,881	69,814

Contribution	19,425	47,903	31,731	22,547	102,181	121,606	15,746	46,357	31,951	19,808	98,116	113,862

Less SG&A	4,417	31,306	16,083	12,741	60,130	64,547	3,878	32,993	16,298	8,821	58,112	61,990
Less Other expense	-	-	-	(4)	(4)	(4)	-	-	-	115	115	115
EBITDA	15,008	16,597	15,648	9,810	42,055	57,063	11,868	13,364	15,653	10,872	39,889	51,757

Add share-based compensation	104	514	407	234	1,155	1,259	-	539	386	125	1,050	1,050
Add accretion	77	24	16	10	50	127	77	(62)	(37)	(11)	(110)	(33)
Add loss from noncontrolling interests	-	-	-	200	200	200	-	-	-	336	336	336
Adjusted EBITDA	$15,189	17,135	16,071	10,254	43,460	58,649	$11,945	13,841	16,002	11,322	41,165	53,110

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				March 31, 2013		March 31, 2013
				as compared to		as compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2013	2012	2012	2012	2012	2012	2012
Wireless segment
Lifeline lines in service	32,700	41,400	32,400	(8,700)	300	-21.0%	0.9%
Non-Lifeline lines in service	108,900	98,600	107,600	10,300	1,300	10.4%	1.2%
Total lines in service	141,600	140,000	140,000	1,600	1,600	1.1%	1.1%

Wireline segment
Consumer
Data
Cable modem subscribers	117,000	110,700	115,600	6,300	1,400	5.7%	1.2%

Video
Basic subscribers	122,000	124,200	122,300	(2,200)	(300)	-1.8%	-0.2%
Digital programming tier subscribers	72,200	74,600	72,500	(2,400)	(300)	-3.2%	-0.4%
HD/DVR converter boxes	90,300	90,300	90,400	-	(100)	0.0%	-0.1%
Homes passed	244,800	242,200	243,600	2,600	1,200	1.1%	0.5%

Voice
Local access lines in service	68,000	76,100	69,700	(8,100)	(1,700)	-10.6%	-2.4%
Local access lines in service on GCI facilities	63,300	70,700	64,900	(7,400)	(1,600)	-10.5%	-2.5%

Business Services
Data
Cable modem subscribers	13,400	11,300	13,300	2,100	100	18.6%	0.8%

Video
Hotels and mini-headend subscribers	16,700	16,100	15,800	600	900	3.7%	5.7%
Basic subscribers	1,900	1,900	1,900	-	-	0.0%	0.0%
Total basic subscribers	18,600	18,000	17,700	600	900	3.3%	5.1%

Voice
Local access lines in service	50,400	51,900	51,600	(1,500)	(1,200)	-2.9%	-2.3%
Local access lines in service on GCI facilities	30,400	29,900	30,800	500	(400)	1.7%	-1.3%

Managed Broadband
Voice:
Local access lines in service	8,100	8,900	8,300	(800)	(200)	-9.0%	-2.4%

				March 31, 2013		March 31, 2013
	Three Months Ended			as Compared to		as Compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2013	2012	2012	2012	2012	2012	2012

Wireless segment
Average monthly revenue per subscriber	$68.58	$66.32	$68.21	$2.26	$0.37	3.4%	0.5%

Wireline segment
Consumer
Data
Average monthly revenue per cable modem subscriber	$66.53	$61.48	$65.77	$5.05	$0.76	8.2%	1.2%

Video
Average monthly revenue per subscriber	$76.45	$77.72	$77.99	$(1.27)	$(1.54)	-1.6%	-2.0%

Total
Voice
Long-distance minutes carried (in millions)	228.5	238.3	227.2	(9.8)	1.3	-4.1%	0.6%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012
Net income	$3.1	1.3	0.6
Income tax expense	3.1	1.1	1.7
Income before income tax expense	6.2	2.4	2.3

Other expense:
Interest expense (including amortization of deferred loan fees)	16.9	17.2	16.8
Other	-	0.1	0.2
Other expense	16.9	17.3	17.0

Operating income	23.1	19.7	19.3
Depreciation and amortization expense	34.0	32.3	32.6
Equity investment	-	(0.1)	(0.1)

EBITDA (Note 2)	57.1	51.9	51.8
Share-based compensation	1.2	1.7	1.0
Accretion	0.1	0.2	-
Non-controlling interests	0.2	0.2	0.3
Non-cash contribution adjustment	-	0.8	-
Adjusted EBITDA (Note 1)	$58.6	54.8	53.1

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation, accretion expense, and net loss attributable to non-controlling interests and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net
Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest
Income, Income Tax Expense, and Depreciation and Amortization Expense.
EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes
EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected
EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.